UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

Current Report Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported):  November 12, 2013

THERAVANCE, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-30319 (Commission File Number)	94-3265960 (I.R.S. Employer Identification Number)

901 Gateway Boulevard

South San Francisco, California 94080

(650) 808-6000

(Addresses, including zip code, and telephone numbers, including area code, of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On November 12, 2013 at the 18th Congress of the Asian Pacific Society of Respirology, Yokohama, Japan, GlaxoSmithKline plc (“GSK”) presented a poster on a Phase 3 study of the once-daily treatment combination of fluticasone furoate “FF”, an inhaled corticosteroid, and vilanterol “VI”, a long-acting beta2 agonist, (FF/VI 200/25 mcg) in asthma patients of Asian ancestry.  In September 2013, the Japanese Ministry of Health, Labour and Welfare (MHLW) approved FF/VI for the treatment of bronchial asthma (in cases where concurrent use of inhaled corticosteroid and long-acting inhaled beta2 agonist is required).  FF/VI is not indicated for the treatment of chronic obstructive pulmonary disease (COPD) in Japan.  The MHLW has approved two doses of FF/VI - 100/25 mcg and 200/25 mcg.  Both strengths will be administered once-daily using the ELLIPTA™, a new dry powder inhaler.  RELVAR® ELLIPTA™ is the trade name in Japan.  FF/VI remains in development elsewhere in the world for the maintenance treatment of asthma and COPD, with pending marketing authorization applications in a number of countries.  FF/VI for the treatment of COPD is approved in the United States and Canada.  FF/VI is not indicated for the relief of acute bronchospasm or the treatment of asthma in the United States or Canada.  FF/VI is not approved or licensed anywhere outside of the United States, Japan and Canada.  FF/VI is in development under the LABA collaboration agreement between Glaxo Group Limited and Theravance, Inc.  The poster is filed as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)              Exhibits.

Exhibit	Description

Exhibit 99.1	Efficacy and safety of once-daily fluticasone furoate/vilanterol 200/25mcg compared with twice-daily fluticasone propionate 500mcg in asthma patients of Asian ancestry

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THERAVANCE, INC.

Date: November 12, 2013	By:	/s/ Michael W. Aguiar
Michael W. Aguiar
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Efficacy and safety of once-daily fluticasone furoate/vilanterol 200/25mcg compared with twice-daily fluticasone propionate 500mcg in asthma patients of Asian ancestry